Exhibit 5.1

THE VERONA FIRM PLLC	(813) 258-0852
P.O. Box 18191	brett@theveronafirm.com
Tampa, Florida 33679	TheVeronaFirm.com

September 6, 2023

EOS Inc.

He-Siang Yang

4F-1, No.5, Qingdao E. Rd., Zhongzheng Dist., Taipei City 100008 Taiwan (Republic of China)

To Whom It May Concern:

At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by EOS Inc, a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about September 5, 2023, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of Twenty One Million (21,000,000) shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), subject to issuance by the Company of shares of Common Stock granted under that certain  Agreement for Engagement of Services with Fugen XIAO, dated August 10, 2023, Agreement for Engagement of Services with Wai Yiu CHAN, dated August 10, 2023, Agreement for Engagement of Services with Yin CHEUNG, dated August 11, 2023, Agreement for Engagement of Services with Carmen LUM, dated August 11, 2023, Agreement for Engagement of Services with Wing Kei LI, dated August 11, 2023, Agreement for Engagement of Services with Veng Kun LUN, dated August 11, 2023, Agreement for Engagement of Services with Poh Kee LIEW, dated August 11, 2023 Agreement for Engagement of Services with Eng Wah KUNG, dated August 11, 2023, Agreement for Engagement of Services with Teck Siong LIM, dated August 11, 2023, Agreement for Engagement of Services with Chi-San WU, dated August 11, 2023, and Agreement for Engagement of Services with Queenie Kit Sze WONG, dated August 11, 2023 (collectively, the “Consultancy Agreements”). At your request, we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: the Company’s current Amended and Restated Certificate of Incorporation and Bylaws (collectively, the “Charter Documents”), the Consultancy Agreements, the Registration Statement and the exhibits thereto, and certain corporate proceedings of the Company’s Board of Directors (the “Board”) relating to adoption or approval of the Company Charter Documents, the Consultancy Agreements, the reservation of the Shares for sale and issuance, the filing of the Registration Statement and the registration of the Shares under the Securities Act and documents (including a certified copy of the Company’s stockholder list from the Company’s transfer agent specifying the Company’s outstanding and capital stock and such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated August 30, 2023 issued by the Nevada Secretary of State with respect to the Company and representations and certifications made to us by the Company, including without limitation representations in correspondence and documents provided by the Management of the Company.

By email copied to us by the Transfer Agent of even date herewith indicates that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than Florida. We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon, and subject to, the foregoing, it is our opinion that when the 21,000,000 Shares of Common Stock that may be issued by the Company under the Consultancy Agreements have been issued by the Company against the Company’s receipt of consideration therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms of the Consultancy Agreements and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur on or after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Kind regards.

Brett Verona

The Verona Firm, PLLC

By:	/s/ Brett Verona